Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, April 24, 2008	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2008

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months ended March 31, 2008.

The Company’s revenues fell 1.4% to $59,789,000 compared with $60,631,000 for the first quarter of 2007.  Gaming revenues were lower during the quarter, while other revenues were up 3.6%.

Interest expense increased $411,000 during the quarter, primarily from borrowings related to share buybacks and the fact that interest related to the Dover Downs Hotel expansion is no longer being capitalized.  Depreciation expense increased $639,000, primarily related to the expansion of the Dover Downs Hotel.

Net earnings were $5,321,000 compared with net earnings of $6,881,000 for the first quarter of 2007.  Net earnings per diluted share for the quarter were $.17 compared with $.21 last year.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “The overall state of the economy and the general reticence of consumers to spend on discretionary items clearly impacted our business during the quarter.  We remain confident that our expansion programs will benefit us when the economy rebounds.”

Construction remains on budget and on schedule for a summer opening of the Colonnade, the Company’s Phase VI Casino Expansion, which will add nearly 70,000 square feet to the Dover Downs Casino.  The expansion will feature a stunning new main entrance to the casino, a new gaming floor with room for more than 500 additional slot machines and the new Dover Downs Fire and Ice Lounge – an upscale lounge/nightclub that will seat about 200 guests and provide an exciting venue to see live entertainment or watch sporting events.  The Colonnade will also feature three new restaurants – Public House, Doc Magrogan’s Oyster House and Marabella’s Italian restaurant, as well as four retail shops including Godiva Chocolatier, Swarovski, Fashions of The Colonnade and The Colonnade Marketplace.

Renovation of the original Dover Downs Hotel was completed after the end of the quarter. The Company had 424 average room nights available during the quarter with occupancy levels of just over 82%.

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.05 per share. The dividend is payable on June 10, 2008 to shareholders of record at the close of business on May 10, 2008.

Also during the quarter, the Company repurchased 83,500 shares of common stock at an average price of $9.34 per share, not including nominal brokerage commissions.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots – a 97,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center – featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway – a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Gaming (1)	$56,000	$56,972
Other operating (2)	3,789	3,659
	59,789	60,631
Expenses:
Gaming	42,411	41,851
Other operating	3,299	3,280
General and administrative	1,764	1,570
Depreciation	2,381	1,742
	49,855	48,443

Operating earnings	9,934	12,188

Interest expense	935	524

Earnings before income taxes	8,999	11,664

Income taxes	3,678	4,783

Net earnings	$5,321	$6,881

Net earnings per common share:
- Basic	$0.17	$0.21
- Diluted	$0.17	$0.21

Weighted average shares outstanding:
- Basic	31,426	32,301
- Diluted	31,667	32,637

(1)

Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)	Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS

Current assets:
Cash	$19,182	$22,456
Accounts receivable	4,245	4,560
Due from State of Delaware	2,692	10,530
Inventories	1,822	1,858
Prepaid expenses and other	2,284	2,251
Receivable from Dover Motorsports, Inc.	40	—
Deferred income taxes	1,216	1,227
Total current assets	31,481	42,882

Property and equipment, net	191,682	182,298
Total assets	$223,163	$225,180

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$15,182	$13,382
Purses due horsemen	921	9,689
Accrued liabilities	10,142	11,940
Payable to Dover Motorsports, Inc.	—	18
Income taxes payable	3,978	341
Deferred revenue	178	98
Total current liabilities	30,401	35,468

Revolving line of credit	92,500	92,425
Liability for pension benefits	2,328	2,510
Deferred income taxes	5,187	5,178
Total liabilities	130,416	135,581

Stockholders’ equity:
Common stock	1,477	1,474
Class A common stock	1,700	1,700
Additional paid-in capital	—	63
Retained earnings	89,846	86,640
Accumulated other comprehensive loss	(276)	(278)
Total stockholders’ equity	92,747	89,599
Total liabilities and stockholders’ equity	$223,163	$225,180

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2008	2007

Operating activities:
Net earnings	$5,321	$6,881
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	2,381	1,742
Amortization of credit facility origination fees	10	11
Stock-based compensation	277	216
Deferred income taxes	22	(123)
Changes in assets and liabilities:
Accounts receivable	315	142
Due from State of Delaware	7,838	7,403
Inventories	36	4
Prepaid expenses and other	(43)	48
Receivable from/payable to Dover Motorsports, Inc.	(58)	46
Accounts payable	1,152	2,486
Purses due horsemen	(8,768)	(6,074)
Accrued liabilities	(1,798)	(2,017)
Income taxes payable/prepaid income taxes	3,637	4,873
Deferred revenue	80	73
Other liabilities	(182)	(187)
Net cash provided by operating activities	10,220	15,524

Investing activities:
Capital expenditures	(11,117)	(9,981)
Net cash used in investing activities	(11,117)	(9,981)

Financing activities:
Borrowings from revolving line of credit	41,505	33,325
Repayments of revolving line of credit	(41,430)	(39,750)
Dividends paid	(1,587)	(1,469)
Repurchase of common stock	(899)	(71)
Proceeds from stock options exercised	12	999
Excess tax benefit on stock awards	22	33
Net cash used in financing activities	(2,377)	(6,933)

Net decrease in cash	(3,274)	(1,390)
Cash, beginning of period	22,456	20,020
Cash, end of period	$19,182	$18,630